Additional Shareholder Information (unaudited)
Results of a Special Meeting of Shareholders
On November 29, 2005, a Special Meeting of Shareholders was held for the following purposes: 1) to approve a new management agreement and 2) to elect Trustees1 . The following table provides the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each matter voted on at the Special Meeting of Shareholders.

1. Approval of New Management Agreement
            Votes For      Votes Against Abstentions Broker Non-Votes
New 	    8,713,555.069  188,796.484	 602,656.337 707,158.000
Management
Agreement

2. Election of Trustees1
					 Authority	 Abstent-  Broker
Nominees:              Votes For         Withheld  	 ions      Non-Votes
Lee Abraham            2,329,588,005.613 149,321,576.243 0.000 	   0.000
Jane F. Dasher         2,332,650,753.697 146,258,828.159 0.000     0.000
Donald R. Foley        2,329,893,384.968 149,016,196.888 0.000     0.000
Richard E. Hanson, Jr. 2,331,776,035.764 147,133,546.092 0.000     0.000
Paul Hardin            2,329,386,986.327 149,522,595.529 0.000     0.000
Roderick C. Ramussen   2,330,770,995.850 148,138,586.006 0.000     0.000
John P. Toolan         2,328,703,793.287 150,205,788.569 0.000     0.000
R. Jay Gerken          2,327,542,856.282 151,366,725.574 0.000     0.000
1 Trustees are elected by the shareholders of the Trust.